Exhibit 99.1




      ARC Wireless Solutions, Inc. Adjourns Annual Meeting of Stockholders
                              to December 16, 2008

         Wheat Ridge, Colorado November 25, 2008 - ARC Wireless Solutions, Inc. (NASDAQ:ARCW). On November 5, 2008, ARC Wireless Solutions, Inc. (the "Company") convened its Annual Meeting of Shareholders (the "Annual Meeting"). Before any action was taken, the Annual Meeting was adjourned until 10:00am (MST) on November 19, 2008. The Annual Meeting was reconvened on November 19, 2008, and before any action was taken, the Annual Meeting was adjourned until 10:00am
(MST) on December 16, 2008, to be held at the Company's offices at 10601 West 48th Avenue, Wheat Ridge, Colorado 80033-2285. The Company intends to distribute to shareholders in the near future updated proxy materials for the adjourned Annual Meeting.


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About ARC Wireless Solutions, Inc.

ARC Wireless Solutions, Inc. is involved in selective design, manufacturing, marketing and selling of a broad range of wireless components and network products and accessories. The Company develops, manufactures and markets proprietary products, including Wi-Fi(R) and WiMAX(TM) panel antennas, mobile GPS, and cellular antennas, as well as base station antennas (for cellphone towers), through its Wireless Communications Solutions Division; it designs, manufactures and distributes cable assemblies for cable, satellite and other markets through its Starworks Wireless Inc. subsidiary; and it negotiates and manages its contract manufacturing relationships through its ARC Wireless Hong Kong Ltd. subsidiary. The Company's products and systems are marketed through the Company's internal sales force, OEMs, reseller distribution channels, retail, and the Internet. ARC Wireless Solutions, Inc., together with its Wireless Communications Solutions Division and its Starworks Wireless Inc. subsidiary, are headquartered in Wheat Ridge, Colorado. The Company's Hong Kong subsidiary is located in Central, Hong Kong. For more information about the Company and its products, please visit our web sites at www.arcwireless.net